Exhibit 99.1

Contact:

Walter Parks

Chief Operating Officer

bebe stores, inc.

(415) 715-3900

bebe stores, inc.

Announces Fourth Quarter Earnings of $0.02 Per Share

BRISBANE, CALIF. — August 26, 2010 — bebe stores, inc. (NASDAQ:BEBE) today announced unaudited financial results for the fourth quarter and year ended July 3, 2010.

Net sales for the fourth quarter of fiscal 2010 were $127.4 million, a decrease of 2.1% compared to $130.2 million for the fiscal quarter ended July 4, 2009. As previously reported, comparable store sales for the fiscal quarter ended July 3, 2010 decreased 3.4% compared to a decrease of 29.6% in the prior year.  Comparable store sales exclude PH8 stores due to the conversion of BEBE SPORT stores to PH8 stores in November fiscal 2010.

Gross margin as a percentage of net sales increased to 40.8% in the fourth quarter of fiscal 2010 compared to 39.5% in the fourth quarter of fiscal 2009.  The increase in gross margin as a percentage of net sales from the prior year of 1.3% was driven by a decrease in markdown activity, an increase in initial mark-up, and decreases in other costs, partially offset by unfavorable occupancy leverage and an increase in inventory writeoffs of $1.0 million over the prior year primarily related to PH8.

SG&A expenses for the fourth quarter of fiscal 2010 were $52.6 million, or 41.4% of net sales, resulting in a 150 basis point reduction over the prior year’s SG&A expense of $55.9 million, or 42.9% of net sales.  The dollar and percentage decrease in SG&A expense was primarily due to lower compensation, offset by an increase in advertising due to an incremental direct mailer compared to the prior year.  Also, the store impairment charges of $3.2 million, primarily driven by the discontinuation of PH8 operations, impacted diluted earnings per share for the quarter, net of tax, by approximately $0.02.  For the prior year, we recorded $4.1 million in store impairment charges or $0.03 per share, net of tax.

While the effective tax rate is expected to fluctuate from quarter to quarter due to discrete items, the tax benefit in the fourth quarter of fiscal 2010 is due to adjustments of temporary and permanent items, including a benefit in deferred stock compensation expense.

Operating loss for the fourth quarter of fiscal 2010 was $0.6 million or 0.4% of net sales, compared to an operating loss of $4.5 million or 3.4% of net sales for the same period of the prior year. Net income for the fourth quarter was $2.0 million compared to a net loss of $0.3 million for the same period of the prior year. Diluted income per share for the fourth quarter was $0.02 after taking into account $0.02 per share, net of tax, in impairment on 86.3 million diluted weighted average shares outstanding compared to a diluted loss per share of $0.00 in the prior year which includes $0.03 per share, net of tax, in asset impairment charges previously discussed.

Net sales for the fiscal year ended July 3, 2010 were $509.0 million, down 15.6% from $603.0 million for the fiscal year ended July 4, 2009.  Comparable store sales for the fiscal year ended July 3, 2010 decreased 17.1% compared to a decrease of 20.9% in the prior year.

SG&A expenses for the fiscal year ended July 3, 2010 decreased 10% in dollars, though increased by 240 basis points to 41.1% of net sales over the prior year’s SG&A expenses of 38.7% of sales.  The dollar decrease in SG&A expense was primarily due to lower compensation and advertising, as well as gift card breakage income recorded in the second quarter of fiscal 2010.  Also, store impairment charges of $8.0 million primarily driven by the discontinuation of PH8 operations, impacted diluted earnings per share for the fiscal year, net of tax, by approximately $0.06.  For the prior year, we recorded $7.3 million in store impairment charges or $0.06 per share, net of tax.

The effective tax rate for the fiscal year ended July 3, 2010 increased to 35.0% from 23.7% in fiscal 2009 primarily attributable to a lower tax rate in the prior fiscal year due to a tax refund recorded from amended 2006 returns and exempt interest income as a percent of income before tax.

Net loss for the fiscal year ended July 3, 2010 was $5.2 million compared to net income of $12.6 million in the prior year.  Diluted loss per share for the fiscal year ended July 3, 2010 was $0.06 which includes $0.06 per share after tax reduction due to store impairment charges primarily associated with the discontinuation of PH8 operations.  This compares to diluted earnings per share of $0.14 in the prior year which includes $0.06 per share, net of tax, in impairment as previously discussed.

In fiscal 2010, PH8 operating loss after taking into account $6.7 million of impairment charges was $22.2 million, compared to $9.2 million in the prior year after taking into account $3.9 million of impairment charges.

During the current quarter, we have purchased approximately 2,100,000 of outstanding shares or $12.5 million, and have completed the $30.0 million of purchases under the previously announced stock purchase plan.

During the quarter ended July 3, 2010, the Company opened 1 bebe store, 2 2b bebe locations, and closed 6 stores, resulting in a net 1% square footage decrease.  During the fiscal year ended July 3, 2010, the Company opened 5 bebe stores, 2 2b bebe stores, 1 PH8 pop-up location, and closed 19 stores, resulting in a net 2% square footage decrease.  For the fiscal year the Company’s capital expenditures were approximately $15.1 million and depreciation expense was approximately $26.3 million.

For the first quarter of fiscal 2011, the Company currently anticipates that comparable store sales will be in the low to mid-single digit negative range and depending on actual sales and markdowns the net earnings will be in the range of $0.02 in loss per share to $0.02 in income per share based on 84.3 million diluted weighted average shares outstanding versus a net loss of $0.05 per share based on 86.8 million diluted weighted average shares outstanding in the first quarter of fiscal 2010.  This projection excludes costs related to future lease liabilities and potential salary expenses associated with the closure or conversion of 23 PH8 stores by the end of the fiscal first quarter.  The Company is currently anticipating an effective tax rate of 40% for fiscal 2011.

For fiscal 2011, the Company anticipates opening 3 bebe locations, 5 2b bebe locations and closing 49 stores, resulting in a net 9% decrease in square footage.  The number of closures includes 1 bebe store and 48 PH8 stores, with 23 locations to close by the end of the fiscal first quarter and 25 locations to close by the end of the fiscal year, with up to 4 locations to be converted to the 2b bebe concept.

For the first quarter of fiscal 2011, the Company is currently planning finished goods inventory to be positive low double digits on a per square foot basis compared to a decrease of 19% in the prior year.  In addition, we anticipate the Company’s capital expenditures will be below $20 million for the fiscal year. Depreciation expense for the year will be approximately $24 million.

bebe stores, inc. will host a conference call today at 1:30 P.M. Pacific Time to discuss fourth quarter results.  Interested parties are invited to listen to the conference by calling 1-866-893-0531.  A replay of the call will be available for approximately one week by calling 1-800-642-1687 and entering in conference ID number 35002884.  A link to the audio replay will be available on our web site at www.bebe.com following the conference call.

bebe stores, inc. designs, develops and produces a distinctive line of contemporary women’s apparel and accessories, which it markets under the bebe, BEBE SPORT, bbsp, 2b bebe and PH8 brand names. bebe currently operates 281 stores, of which 213 are bebe stores, 31 are PH8 stores, 36 are 2b bebe stores and 1 is a bebe accessories store. These stores are located in the United States, U.S. Virgin Islands, Puerto Rico and Canada. In addition, there is an online store at www.bebe.com.

The statements in this news release and on our recorded message, other than the historical financial information, contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from anticipated results.  Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements.  Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, loss of key personnel, difficulties in manufacturing, disruption of supply, adverse economic conditions, and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict.

bebe stores, inc.

SELECTED BALANCE SHEET DATA

(UNAUDITED)

(Dollars in thousands)

	July 3,	July 4,
	2010	2009
Assets

Cash and equivalents	$194,690	$91,390
Available for sale securities	58,038	40,018
Trading securities	—	69,504
Auction rate securities written put option	—	12,740
Inventories, net	33,458	39,194
Total current assets	314,876	297,476
Available for sale securities	95,564	118,187
Property and equipment, net	104,615	126,301
Total assets	$551,893	$571,455

Liabilities and Shareholders’ Equity

Total current liabilities	$136,397	$63,292
Total liabilities	182,838	111,960
Total shareholders’ equity	369,055	459,495
Total liabilities and shareholders’ equity	$551,893	$571,455

bebe stores, inc.

STATEMENTS OF OPERATIONS

(UNAUDITED)

(Amounts in thousands except per share data and store statistics)

	For the Quarter Ended				For the Year-to-Date Ended
	July 3,		July 4,		July 3,		July 4,
	2010	%	2009	%	2010	%	2009	%

Net sales	$127,417	100.0%	$130,179	100.0%	$508,968	100.0%	$602,998	100.0%

Cost of sales, including production and occupancy	75,421	59.2	78,720	60.5	311,061	61.1	359,805	59.7

Gross margin	51,996	40.8	51,459	39.5	197,907	38.9	243,193	40.3

Selling, general and administrative expenses	52,565	41.4	55,930	43.0	209,013	41.1	233,309	38.7

Operating income (loss)	(569)	(0.4)	(4,471)	(3.4)	(11,106)	(2.2)	9,884	1.6

Interest and other income, net	900	0.7	1,119	0.9	3,159	0.6	6,672	1.1

Income (loss) before income taxes	331	0.3	(3,352)	(2.5)	(7,947)	(1.6)	16,556	2.7

Income tax provision	(1,717)	(1.3)	(3,029)	(2.3)	(2,782)	(0.5)	3,922	0.7

Net income (loss)	$2,048	1.6%	$(323)	(0.2)%	$(5,165)	(1.0)%	$12,634	2.0%

Basic earnings (loss) per share	$0.02		$(0.00)		$(0.06)		$0.14
Diluted earnings (loss) per share	$0.02		$(0.00)		$(0.06)		$0.14

Basic weighted average shares outstanding	86,098		86,700		86,408		87,949
Diluted weighted average shares outstanding	86,304		86,700		86,408		88,179

Number of stores open at beginning of period	300		308		308		303
Number of stores opened during period	1		1		6		13
Number of stores closed during period	4		1		17		8
Number of stores open at end of period	297		308		297		308

Number of stores expanded/relocated during period(*)	0		0		0		2

Total square footage at end of period (000’s)	1,130		1,156		1,130		1,156